Exhibit 99

News
PPG Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG announces planned retirement of Vince Morales, senior vice president and chief financial officer

PITTSBURGH, December 1, 2025 – PPG (NYSE:PPG) today announced that Vincent (Vince) J. Morales, who has served as senior vice president and chief financial officer since 2017 and is a 40-plus-year veteran of the company, has announced his intention to retire July 1, 2026. Morales is a member and secretary of PPG’s operating committee and member of the executive committee. He also has executive leadership responsibilities for corporate development and information technology. As part of a previously planned succession process, a global internal and external search is underway to identify a successor for this key executive leadership role at PPG.

“On behalf of the PPG leadership team and PPG Board of Directors, I want to congratulate Vince on an outstanding four-decade career and thank him for his many valuable contributions to PPG,” said Tim Knavish, PPG chairman and CEO. “Vince is a highly respected leader, and he’s played a key role in the company’s transformation into the world’s leading paints, coatings and specialty products company. His leadership extends beyond the finance area as a valued member of the company’s operating and executive committees. He has also served as a mentor to many PPG employees as well as an executive sponsor and advocate of our employee resource groups. We thank Vince for agreeing to remain a key part of the executive leadership team through July 2026 to ensure a seamless and coordinated transition. As a great friend, trusted confidant and valuable business partner, I wish him all the best in a well-deserved retirement.”

“Over the past 40 years, I have been privileged to work alongside truly outstanding PPG employees, leaders and Board members,” said Morales. “I am exceptionally proud to have participated in helping to build the global, industry-leading company that PPG is today, and as I prepare to retire I know the company is poised to fully capitalize on our recent growth momentum.”

Morales currently serves on the board of directors of Teledyne Technologies Incorporated, and he is board chair of the Boys & Girls Clubs of Western Pennsylvania. He earned a Bachelor of Science in accounting from Robert Morris University and a Master of Business Administration from the Ohio State University.

Morales joined PPG in 1985 as a corporate controller at headquarters in Pittsburgh and advanced through traditional finance and accounting assignments, including as supervisor, shared accounting services at the Chillicothe, Ohio, shared services center and as plant controller at the former PPG glass plant in Mount Zion, Ill. He returned to Pittsburgh in 2000 as manager, chemical revenue recognition and became director, internal financial reporting in 2001. Beginning in 2004, he led investor relations as director, investor relations and was elected as vice president in 2007, adding responsibility as corporate treasurer in 2015. Morales was appointed as vice president, finance in June 2016 and then to his current role in March 2017.

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